Exhibit 99.1

INTERNATIONAL POWER GROUP, LTD. CONSUMATES MEMORANDUM OF UNDERSTANDING AND COOPERATION PROTOCOL AGREEMENT WITH THE MINISTRY OF STATE FOR ENVIRONMENTAL AFFAIRS OF THE ARAB REPUBLIC OF EGYPT AND FORMS EGYPTIAN JOINT VENTURE

WITH DESERT BLUE COMPANY

CELEBRATION FLORIDA, September 6, 2007 - International Power Group, Ltd. (International Power) (OTCBB: IPWG-OB), a leading provider of solid waste management and renewable energy solutions, today announced that it has entered into a Memorandum of Understanding and Cooperation Protocol Agreement with the Ministry of State for Environmental Affairs of the Arab Republic of Egypt. The purpose of the Cooperation Protocol Agreement is to establish a system for the complete and safe management of hazardous waste in Egypt, and the first phase of the protocol will involve the construction and operation of a lined hazardous waste landfill, a used oil recycling plant, a tire recycling plant, and a medical waste remediation facility in the industrial city of the 10th of Ramadan. Subsequent planned phases will involve similar installations in other areas of Egypt.

The Cooperation Protocol Agreement will be carried out by a joint venture between International Power and Desert Blue Company, a leading Kingdom of Saudi Arabia provider of environmental cleanup and waste recycling and recovery solutions, and the joint venture company will be named International Power Group Egypt, Ltd.

At the signing ceremony for the Cooperation Protocol Agreement, His Excellency Majid George, Egyptian Minister of State for Environmental Affairs, stated, “This collaboration with International Power and Desert Blue advances our national policy to protect the general health and welfare of the Egyptian people through the safe storage, treatment, and disposal of hazardous waste. The pilot project at the industrial city of the 10th of Ramadan will serve as the cornerstone of our efforts to protect our mother earth.”

Louis Garcia, International Power’s Vice President of Finance and Chief of Middle East Operations, stated, “Today’s announcement of the Egyptian Cooperation Protocol Agreement represents a major advance in the execution of our Middle East strategy. Financing arrangements for the 10th of Ramadan facilities are in process and construction is anticipated to commence by year-end. We expect to begin accepting hazardous waste deliveries in the second quarter of 2008.”

Dr. Mohammed Saad Al Yamani, the President and CEO of Desert Blue, who will also be serving as President and CEO of International Power Group Egypt, Ltd., stated, “The combination of International Power’s waste management and renewable energy offerings with Desert Blue’s environmental cleanup and waste recycling and recovery offerings places both companies in a unique position to take advantage of abundant opportunities in the Arab Republic of Egypt.” Dr. Al Yamani continued, “All efforts will be made to expedite the development of the 10th of Ramadan site, which will serve as the model for other locations within Egypt.”

Under the Cooperation Protocol Agreement (1) the Arab Republic of Egypt will lease to International Power and Desert Blue a 245 acre parcel of land in the industrial city of the 10th of Ramadan for a minimum period of twenty (20) years at nominal rent; (2) the Egyptian government committed to enact regulations requiring companies that generate hazardous waste in the 10th of Ramadan area to dispose of such waste at International Power Group Egypt’s facilities; (3) International Power and Desert Blue have been awarded a contract to remediate an estimated seven hundred and fifty thousand (750,000) tons to one million five hundred thousand (1,500,000) tons of hazardous waste currently stockpiled at the port in Alexandria, Egypt; and (4) the Egyptian government has committed to insure delivery of at least the minimum volume of hazardous waste necessary to ensure that operations at the city of the 10th of Ramadan site are financially viable. Tipping fees to be paid to the joint venture for hazardous waste disposal will be set at prevailing international market rates; and five percent (5%) of all tipping fees generated by the joint venture will be paid into the Environmental Protection Fund administered by the Egyptian Environmental Affairs Agency.

FORWARD LOOKING STATEMENTS

Certain statements contained in this press release include statements that are “forward-looking statements.” Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2007 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company, from time to time, provides estimates of financial and other data relating to future periods. Such estimates and other information are the Company’s expectations at the point in time of issuance but may change at some future point in time. By issuing such estimates the Company has no obligation, and is not undertaking any obligation, to update such estimates or provide any other information relating to such estimates. The following are some of the risks we face:

(1) Competition;

(2) Variable costs or fixed cost base increases;

(3) Qualified workforce shortages;

(4) Price increases;

(5) Fuel price increases or fuel supply shortages;

(6) Fluctuating commodity prices;

(7) Higher interest rates and the Egyptian economy;

(8) Insurance;

(9) Weather conditions;

(10) Regulatory requirements;

(11) Licenses and permits;

(12) Recycling regulations;

(13) Labor unions;

(14) Future litigation;

(15) Information technology systems;

(16) New accounting standards or interpretations; and

(17) Cash flow shortfalls.